Exhibit 99.1

Internal Hydro's 10QSB to be Filed Late Due to New Accounting and Development Updates

TAMPA, Fla., Aug. 25, 2005 (PRIMEZONE) -- Internal Hydro International Inc. (OTCBB:IHDRE) (www.InternalHydro.com), announces that with consultation of its auditors, it has decided due to the need to complete a number of accounting items related to it's prior reverse merger to be accurately reflected for the benefit of its shareholders, asset acquisitions, future consultant agreements, and other accounting necessities, the Company's quarterly report will be filed beyond the previously filed extension. Due to the ongoing corporate set up of present and future assets, this is a necessity that will cause the temporary reclassification of the symbol to IHDRE for a limited time. The quarterly filing is expected not later than midweek of August 29, 2005.

The Company is choosing not to release any news, display its new web site, or announce any new strategic relationships or contracts during this time period. IHDR looks forward to resumption of announcements of such matters after the filing of the 10QSB.

About IHDR: is an alternative energy company based in Tampa, Florida. IHDR is currently readying units of its core technology of low impact/small hydroelectric generation units for market delivery both domestically and globally.

Forward-Looking Statements: This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors. The actual results that the company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT: Internal Hydro International, Inc.
James A. Thomas
Vice President, Investor Relations
(813) 231-7122
www.internalhydro.com
or
Investor Inquiries
Capital Group Communications
Ryan Drutman,
Info@CapitalGC.com


Craig A. Huffman
Chief Executive Officer/President
Phone (813) 231-7122
Cell (813) 495-7608